Exhibit 10.3

Settlement Agreement between MARTIN BLACKBURN and RACKSPACE LIMITED Without prejudice and subject to contract
Dentons UK & Middle East LLP One Fleet Place London EC4M 7WS United Kingdom DX 242

Contents

1 Definitions	1
2 Termination of contract	2
3 Complaints	3
4 Settlement of claims	3
5 Settlement Payment, Equity Acceleration	4
6 Tax indemnity	5
7 Proceedings	5
8 Employer property	5
9 Statutory Requirements	6
10 Confidentiality and Announcements	6
11 Statements	7
12 Social media	7
13 Restrictions	7
14 Resignation as a director	7
15 Independent advice	7
16 Legal fees	8
17 Warranties	8
18 Continuing obligations	9
19 Entire agreement	9
20 Counterparts	10
21 Third party rights	10
22 Governing law	10
23 Jurisdiction	10
Schedule 1 – Statutory Claims	11
1 Claims:	11
Schedule 2 – Letter of resignation	13
Schedule 3 – Certificate	14
Schedule 4 – Equity Acceleration Letter (Separate and Provided)	15
Schedule 5 - Announcement	17

WITHOUT PREJUDICE AND SUBJECT TO CONTRACT
This Settlement Agreement is made by deed on    2 November 2022
between
(1)RACKSPACE LIMITED, a company incorporated and registered in England and Wales (Registered Number: 03897010) and having its registered office at Unit 5, Millington Road, Hyde Park, Hayes, Middlesex, UB3 4AZ (the Employer or we/us/our)
and
(2)MARTIN BLACKBURN, whose home address is Corran Crest Hill, Peaslake, Guildford, Surrey, GU5 9PE (the Employee or you/your).
WHEREAS
AWe have had a protected conversation in accordance with Section 111A of the Employment Rights Act 1996. As a result of the protected conversation the Employment will terminate on the Termination Date and we desire to settle fully and finally any and all differences between you and us relating to the Employment and its termination.
IT IS AGREED AS FOLLOWS:
1Definitions
1.1In this Agreement the following words and expressions will bear the meanings set out below:
Associated Company means a company which is a subsidiary or a holding company (as those expressions are defined by Section 1159 of the Companies Act 2006) of the Employer or a subsidiary (other than the Employer) of a holding company of the Employer.
Employment means your employment by us.
Legal Adviser means Christopher Jones of CJ Jones Solicitors LLP, 9 Mallow Street, London, EC1Y 8RO.
Particular Claims means the claims listed in Clause 3.
Post-Employment Notice Pay has the meaning given in section 402D of the Income Tax (Earnings and Pensions) Act 2003 (ITEPA).
Post-Employment Notice Period has the meaning given in section 402E(5) of ITEPA.
Service Agreement means the service agreement between you and us dated 1 November 2019.
Settlement Payment means the payment set out in Clause 5.
Statutory Claims means the claims listed in Schedule 1.
Statutory Requirements means the conditions relating to compromise agreements and/or settlement agreements under section 147 of the Equality Act 2010, section 288(2B) of the Trade Union and Labour Relations (Consolidation) Act 1992, section 203(3) of the

Employment Rights Act 1996, regulation 35(3) of the Working Time Regulations 1998, section 49(4) of the National Minimum Wage Act 1998, regulation 41(4) of the Transnational Information and Consultation of Employees Regulations 1999, regulation 9 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, regulation 10 of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, regulation 40(4) of the Information and Consultation of Employees Regulations 2004, paragraph 13 of the schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006, regulation 62 of the Companies (Cross Border Mergers) Regulations 2007 and section 58 of the Pensions Act 2008.
Termination Date is 7 December 2022 or such other date as we may agree in writing.
1.2Headings are for convenience only and will not affect the construction or interpretation of this Agreement.
1.3All Schedules form part of this Agreement. The Schedules will have effect as if they were set out in full in the body of the Agreement. Any reference to this Agreement includes the Schedules.
2Termination of contract
2.1The Employment will terminate on the Termination Date.
2.2Subject to you fulfilling your obligations under the Service Agreement and this Agreement, we will:
(a)pay your salary up to the Termination Date in the usual way;
(b)continue to provide any benefits to you in the usual way up to the Termination Date;
(c)reimburse you for all business expenses you properly incur up to the Termination Date provided that you submit the expenses claim and valid receipts within 14 days of the Termination Date and comply with our rules and procedures in relation to expenses; and
(d)deduct from the sums due under this Clause 2 any outstanding sums you owe us.
2.3Within 30 days following your Termination Date, the Company shall make a payment to you in lieu of your 12 month notice entitlement under the Service Agreement in the amount of £506,000 (the PILON), less all required deductions for tax and employee National Insurance contributions.
2.4The payments and benefits in this Clause 2 shall be subject to the income tax and National Insurance contributions that we are obliged by law to pay or deduct. The parties agree that the amount of the PILON is equal to or exceeds the amount given by the formula in section 402D(1) of ITEPA and, accordingly, believe that your Post-Employment Notice Pay is nil.
2.5You confirm that, except as provided in this Agreement, there are no other sums due to you from us or any Associated Company whether under the Service Agreement or otherwise.

3Complaints
You believe that you have or may have the following claims against us arising from the Employment and/or the termination of the Employment:
(a)Wrongful/unfair dismissal,
(b)a breach of contract claim.
4Settlement of claims
4.1Without admission of liability by us, and subject to Clause 4.2, you accept this Agreement in full and final settlement of:
(a)the Particular Claims;
(b)the Statutory Claims; and
(c)all and any claims present, future or contingent you have or may have against us and/or any Associated Company and any director, officer, employee and agent of ours and/or any Associated Company arising from the Employment and/or its termination or otherwise, whether claims are, or could be, known to the parties or in their contemplation at the date of this Agreement. Without prejudice to the foregoing generality, this settlement applies to all claims (whether under statute, common law, European law or otherwise) including damages, breach of any contract with us, pension or pension rights howsoever arising (other than accrued pension rights), redundancy pay, compensation for unfair dismissal, unlawful deduction of wages, claims for personal injury, loss of office or employment or otherwise.
4.2The waiver in Clause 4.1 does not apply to the following:
(a)any claim in relation to accrued pension rights in relation to a company pension scheme;
(b)any claim in respect of personal injury of which you are not aware and could not reasonably be expected to be aware at the date of this Agreement (other than claims under discrimination legislation); or
(c)any claim by you to enforce the terms of this Agreement.
4.3Clause 4.4 applies if you present a complaint to, or institute proceedings before, a court or Employment Tribunal in relation to a complaint against:
(a)us; and/or
(b)any Associated Company; and/or
(c)any director, officer, employee and agent of ours and/or of any Associated Company, arising from the Employment and/or the termination of the Employment, which you have not waived under this Clause 4, other than a claim preserved by Clause 4.2 (a New Complaint).
4.4If you present a New Complaint, you agree to enter into, and take legal advice on, a further settlement agreement, waiving the New Complaint. You acknowledge that we will not:

(a)pay any consideration; or
(b)make any contribution towards the legal fees you incur,
in relation to such a further settlement agreement.
5Settlement Payment, Equity Acceleration
5.1Subject to and conditional on you fulfilling your obligations under this Agreement, the Employer shall:
(a)Within 28 days of receipt by us of a copy of this Agreement signed by you and a letter from the Legal Adviser dated today's date in the form set out in Schedule 3, whichever is later, pay to you £230,000, less the deductions specified in this Clause 5, as compensation for termination of employment ("the Settlement Payment"). The Settlement Payment is the equivalent of Employee’s base salary for 6 months.
(b)Pay the Employee his pro rata 2022 bonus payment, which represents a pro-rata portion of the annual bonus that Employee otherwise would have been entitled to receive (if Employee was employed at the time of the payout for the 2022 bonus plan), based on the number of days worked in 2022 divided by 365 and based on the 2022 performance achievement levels, (the “2022 Bonus Payment”). This 2022 Bonus Payment will be paid in a lump sum when bonuses for 2022 are paid to other similarly situated employees. The Company agrees that no retroactive criteria will be introduced related to the annual bonus and the payout of a pro rata bonus for 2022 will not be lowered on account of your individual performance.
(c)Modify the Employee’s equity on the amended terms and conditions set forth in that certain letter agreement attached as Schedule 4 and to be executed by the parties upon the date of this Agreement ("the Equity Acceleration").
(d)The Company shall make a payment to the Employee in respect of 20 days’ accrued but untaken holiday up to and including the Termination Date in the amount to £38,923.08. This payment will be made on the first reasonable payroll date following the Termination Date.
(e)The Company agrees to keep Employee (and family) on his current medical plan with the Company for a period of 12 months following the Termination Date.
(f)    For a period of 3 months following the Termination Date, the Company agrees to preserve Employee’s email and provide Employee with administrative support who will have access to Employee’s email and calendar and will assist with any necessary Rackspace business transactions.
5.2We will pay the Settlement Payment, 2022 Bonus Payment and implement the Equity Acceleration, less all required deductions for tax and employee National Insurance contributions. It is acknowledged and agreed that the parties believe the following to be correct:
(a)No part of the Settlement Payment is taxable as Post-Employment Notice Pay.
(b)The first £30,000 of the Settlement Payment will be tax free, as it is a termination award under the threshold within the meaning of sections 402A(1) and 403 of ITEPA.

(c)The balance of the Settlement Payment (being £200,000) will be taxable as a termination award exceeding the threshold within the meaning of sections 402A(1) and 403 of ITEPA. We shall accordingly deduct income tax from it at the appropriate rate.
(d)The 2022 Bonus Payment will be subject to the income tax and National Insurance contributions that we are obliged by law to pay or deduct.
6Tax indemnity
6.1You agree that you:
(a)will at all times remain liable for any further income tax or any employee’s National Insurance contributions due on the and other benefits provided under this Agreement;
(b)must indemnify us and keep us indemnified on demand against such income tax and employee’s National Insurance contributions (including, without limitation, any interest, penalties or fines in connection therewith).
7Proceedings
7.1Subject to Clause 4.2, you renounce all right, title and interest and undertakes not to present a complaint to, or to institute or continue any proceedings before, a court or Employment Tribunal in connection with the Employment and/or its termination or otherwise.
7.2This Clause applies if you institute or continue any proceedings in a Court of Law, Tribunal or otherwise against us, any Associated Company or any director, officer, employee or agent of ours and/or any Associated Company relating to the Employment or its termination or otherwise (other than a claim preserved under Clause 4.2). Where this Clause applies, you acknowledge and agree that the net Settlement Payment and 2022 Bonus Payment you received will be immediately repayable to us as a debt and upon demand by us and the Equity Acceleration shall be null and void.
7.3You agree to cooperate with us, or our advisers, in any internal investigation or administrative, regulatory, judicial or quasi-judicial proceedings. You acknowledge that this could involve, but is not limited to, responding to or defending any regulatory or legal process, providing information in relation to any such process, giving and reviewing witness statements and giving evidence in person on our behalf. We will reimburse any reasonable expenses you incur as a consequence of complying with the obligations under this Clause, provided that we approve such expenses in advance.
8Employer property
8.1You confirm that you:
(a)will return to us on or before the Termination Date all documents, records, computer equipment and software, mobile phones, keys, credit, debit and charge cards, security and access passes or other property of ours; and
(b)you will not retain any copies of any such property.
8.2You will delete by the Termination Date , and in any event will confirm by the Termination Date, that you have deleted, to the extent technically practicable, from any personal phone,

personal computer, optical disk, writable media or memory, cloud or other network or internet storage, used by you (other than those in our possession or control) all documents and information belonging to, obtained from, or prepared for us or any of our customers or clients including for the avoidance of doubt telephone numbers and contact details for our contacts.
9Statutory Requirements
You acknowledge that the Statutory Requirements are intended to be and have been satisfied.
10Confidentiality and Announcements
10.1You confirm that you have kept and will keep the fact and terms of this Agreement and the circumstances giving rise to the termination of the Employment confidential and have not disclosed, and will not disclose (or through any failure to exercise due care and diligence, permit or cause any unauthorised disclosure), them to any third party except where disclosure is:
(a)to HM Revenue & Customs;
(b)to any regulatory or law enforcement body or supervisory authority;
(c)where necessary or appropriate to:
(i)your spouse, civil partner or partner, immediate family or legal or professional advisors, subject to the undertaking at Clause 10.2 below;
(ii)your insurer for the purposes of processing a claim for loss of employment;
(iii)your recruitment consultant or prospective employer to the extent necessary to discuss your employment history; or
(iv)otherwise required by law.
10.2You undertake to advise any immediate family member or professional advisor that the fact and terms of this Agreement and the circumstances giving rise to the termination of the Employment are confidential and must not be disclosed to any other party.
10.3You undertake not to disclose or use any trade secret or other information that you are aware or ought reasonably to be aware we, or any Associated Company, regard as confidential. This provision will cease to apply to any information which comes into the public domain other than as a result of breach of confidence by you or any other party.
10.4You acknowledge that your compliance with this Clause 10 (Confidentiality) is a material condition of this Agreement.
10.5Nothing in this Clause 10 will prevent you from:
(a)making a protected disclosure within the meaning of Part 4A (Protected Disclosures) of the Employment Rights Act 1996 (this includes protected disclosures made about matters previously disclosed to another recipient);
(b)making a disclosure to a regulator regarding any misconduct, wrongdoing or serious breach of regulatory requirement;

(c)reporting a criminal offence to a law enforcement agency; or
(d)cooperating with any law enforcement agency regarding any criminal investigation or prosecution.
10.6The Company will make an announcement prior to the Termination Date consistent with the form set out in 0 and neither party will make any statement to third parties (save as specified in clause 10.1) which is in advance or inconsistent with that announcement except as may be reasonably required by the Company for business transition purposes.
11Statements
11.1You agree and undertake that you will not with effect from the date of this Agreement:
(a)make any comments or statements of any nature that are derogatory to or disparaging of, or have the effect of lowering our reputation or that of any Associated Company or any of our or their directors, officers, employees or agents; and/or
(b)take part in any conduct which may bring us into disrepute or bring any Associated Company or any of our or their directors, officers, employees or agents into disrepute.
11.2We will not authorise our employees to make any comment or statement of any nature that is derogatory to or disparaging of you.
12Social media
Immediately following the Termination Date, you agree to update your LinkedIn account or other professional networking site (Networking Accounts) so that the Networking Accounts no longer state that you are employed by us or any Associated Company.
13Restrictions
You hereby agree that you will not after the Termination Date wrongfully represent yourself as being employed by or otherwise connected with us or any Associated Company.
14Resignation as a director
14.1You agree that by signing this Agreement you are, without further compensation for loss of office, resigning with immediate effect from all directorships and offices held in the Employer or any of our Associated Companies (and all related trusteeships). You must deliver with this signed Agreement letters of resignation in the terms of the attached Schedule 2 addressed to the directors of each company or the trustees of each trust listed in Schedule 2.
14.2You irrevocably appoint the Employer to be your attorney in your name and on your behalf to sign, execute or do any such instrument or thing and generally to use your name in order to give us (or our nominee) the full benefit of the provisions of this Clause 14.
15Independent advice
15.1You declare and acknowledge that, before signing this Agreement, you:

(a)have received advice from the Legal Adviser, who is a qualified lawyer, as to the terms and effect of this Agreement and, in particular, as to its effect on your ability to pursue your rights before an Employment Tribunal;
(b)have been advised by the Legal Adviser that a contract of insurance or a professional indemnity covering the risk of a claim in relation to such advice is and will remain for the foreseeable future in force; and
(c)understand and agree that the Legal Adviser is not employed by or acting in this matter for us or an Associated Company.
15.2By signing the certificate at Schedule 3, the Legal Adviser warrants that the statements set out in Clauses 15.1(a), 15.1(b), and 15.1(c) and in the certificate are true.
16Legal fees
We will pay a contribution of up to £8,713 towards the reasonable legal fees (including disbursements) you incur in connection with this Agreement. We will pay this contribution within 28 days of receipt after the date of this Agreement of an appropriate invoice from the Legal Adviser addressed to you but marked as payable by us.
17Warranties
17.1In signing this Agreement you represent and warrant as at the date of this Agreement that:
(a)you have instructed the Legal Adviser to advise you whether you may have any claims against us and/or any Associated Company arising out of or in connection with the Employment and/or its termination;
(b)you have made a full and frank disclosure to the Legal Adviser of all the information that is in your possession which the Legal Adviser requires to advise whether you have or may have any such claims with the express intention that all such claims be compromised fully and effectively;
(c)on the basis of the Legal Adviser’s advice you have no claims, other than the Particular Claims, against us and/or any Associated Company including, without limitation, any basis to claim compensation for personal injury against us or any Associated Company or any director, officer, employee or agent of ours and/or any Associated Company;
(d)there are no circumstances of which you are aware or of which you ought reasonably to be aware that would amount to a repudiatory breach by you of any express or implied term of the Service Agreement that would entitle (or would have entitled) us to terminate your employment without notice or payment in lieu of notice and any payment to you pursuant to Clause 5 is conditional on this being so;
(e)you have not withheld or failed to disclose any material fact concerning the discharge of your duties to us and/or any Associated Company or any breach of any material term (express or implied) of the Employment Contract;
(f)you have not instituted and will not institute Employment Tribunal or Court proceedings in respect of any claim arising in connection with the Employment and/or its termination or otherwise (unless such proceedings are required to enforce a claim preserved under Clause 4.2 above);
(g)you will not raise a data subject access request;
(h)you will withdraw any grievance you have raised that is still outstanding;
(i)throughout the Employment you have acted in our best interests and have not knowingly committed any breach of duty of any kind owed to us and/or any Associated Company; and
(j)at the date of this Agreement you have not received or accepted any offer of employment or engagement from any person, employer or firm and do not have any expectation of such an offer, and, if it is not so, the Settlement Payment and 2022 Bonus Payment will not be payable, or if it has already been paid will become repayable as a debt and upon demand, and the Equity Acceleration shall be null and void.
17.2You undertake not to do anything on or before the Termination Date which would be a breach of Clauses 17.1(d) or 17.1(i) above if done before you signed this Agreement.
17.3Without prejudice to any other Clause in this Agreement, you agree that in the event the validity of this Agreement is challenged you will enter into a COT3 agreement with us in full and final settlement of all claims without further payment.
17.4Without prejudice to any other Clause in this Agreement, the parties agree and acknowledge that, in the event there is a successful claim following a challenge to the validity of this Agreement, it would not be just and equitable for a court or tribunal to award any compensation in respect of such claim.
18Continuing obligations
18.1The Employee agrees that the provisions of Clause 15 (Confidentiality) and Clause 17 (Intellectual Property) of the Service Agreement will remain in full force and effect notwithstanding the termination of the Employment.
18.2The Employee agrees that the provisions of Clause 14 (Post Termination Restrictions) of the Service Agreement will continue to apply for 12 months with effect from the Termination Date and undertakes to comply with these provisions until their expiry.
19Entire agreement
19.1This Agreement contains the entire and only agreement between the parties, and both parties acknowledge that, on entering into this Agreement, they have not relied on any written or oral representation or undertaking other than as expressly stated in this Agreement, and that (subject to Clause 18) this Agreement supersedes any previous contract or arrangement between the parties.
19.2This Agreement is without prejudice and subject to contract until the date that it is signed by both parties. At that point it will be treated as an open document evidencing an agreement binding on the parties notwithstanding that it may still be labelled or headed “Without Prejudice” and/or “Subject to Contract”.

20Counterparts
20.1The parties may execute this Agreement in any number of counterparts, each of which, when executed and delivered, will be an original, and all the counterparts together will constitute the same instrument.
21Third party rights
Except as expressly provided elsewhere in this Agreement, no person other than you, the Employer and any Associated Company will have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement. This does not affect any right or remedy of a third party that exists, or is available, apart from that Act.
22Governing law
This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) will be governed by and construed in accordance with the law of England and Wales.
23Jurisdiction
The parties irrevocably agree that the courts of England and Wales will have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims). This Settlement Agreement is executed and delivered as a Deed on the date and year first above written.

Schedule 1– Statutory Claims
1Claims:
1.1a claim for breach of contract or wrongful dismissal;
1.2a claim for unfair dismissal, under the Employment Rights Act 1996;
1.3a claim for a statutory redundancy payment, under the Employment Rights Act 1996;
1.4a claim in relation to an unauthorised deduction from wages, under the Employment Rights Act 1996;
1.5a claim for an unlawful detriment, under the Employment Rights Act 1996;
1.6a claim in relation to employment particulars, under the Employment Rights Act 1996;
1.7a claim in relation to guarantee payments, under the Employment Rights Act 1996;
1.8a claim in relation to Sunday working for shop and betting workers, under the Employment Rights Act 1996;
1.9a claim in relation to protected disclosures, under the Employment Rights Act 1996 and the Public Interest Disclosure Act 1998;
1.10a claim in relation to suspension from work, under the Employment Rights Act 1996;
1.11a claim in relation to maternity, paternity, adoption and parental rights and flexible working, under the Employment Rights Act 1996;
1.12a claim in relation to time off work, under the Employment Rights Act 1996;
1.13a claim in relation to the right to a written statement of reasons for dismissal, under the Employment Rights Act 1996;
1.14a claim in relation to working time or holiday pay, under the Working Time Regulations 1998;
1.15a claim in relation to the national minimum wage, under the National Minimum Wage Act 1998;
1.16a claim for equality of terms under the Equality Act 2010;
1.17a claim for pregnancy or maternity discrimination, direct or indirect discrimination, harassment or victimisation related to sex, marital or civil partnership status, pregnancy or maternity or gender reassignment under the Equality Act 2010;
1.18a claim for direct or indirect discrimination, harassment or victimisation related to race under the Equality Act 2010;
1.19a claim for direct or indirect discrimination, harassment or victimisation related to disability, discrimination arising from disability or failure to make adjustments under the Equality Act 2010;

1.20a claim for direct or indirect discrimination, harassment or victimisation related to age, under the Equality Act 2010;
1.21a claim for less favourable treatment on the grounds of part-time status, under the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000;
1.22a claim for less favourable treatment on the grounds of fixed-term status, under the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002;
1.23a claim a claim for direct or indirect discrimination, harassment or victimisation related to religion or belief under the Equality Act 2010;
1.24a claim for direct or indirect discrimination, harassment or victimisation related to sexual orientation under the Equality Act 2010;
1.25a claim for failure to comply with obligations under the Transnational Information and Consultation etc. Regulations 1999;
1.26a claim for failure to comply with obligations under the Information and Consultation of Employees Regulations 2004;
1.27a claim for failure to comply with obligations under the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulation s 2006;
1.28a claim in relation to the obligations to elect appropriate representatives or inform and consult or any entitlement to a protective award, under the Trade Union and Labour Relations (Consolidation) Act 1992;
1.29a claim in relation to the obligations to elect appropriate representatives or inform and consult or any entitlement to compensation, under the Transfer of Undertakings (Protection of Employment) Regulations 2006;
1.30a claim for failure to comply with obligations under the Human Rights Act 1998;
1.31a claim for failure to comply with obligations under the Data Protection Act 2018 and/or the General Data Protection Regulation (EU) 2016/679;
1.32a claim in relation to existing personal injury, whether or not you are aware of such claims;
1.33a claim arising as a consequence of the United Kingdom’s membership of, or exit from, the European Union.

Schedule 2 – Letter of resignation
The Directors
Rackspace Limited (the Company)
Unit 5
Millington Road
Hyde Park
Hayes
Middlesex
UB3 4AZ
2 November 2022

Dear Sirs
I, Martin Blackburn of ____, hereby resign my office as Director of the Company with immediate effect from today’s date.
I confirm that I have no claim whatsoever against the Employer or any Associated Company in respect of my resignation as a director and I waive any such claim that may hereafter become available to me by reason of such resignation.
Yours sincerely

.......................................………

Schedule 3– Certificate
I hereby certify as follows:
I am a solicitor holding a current practising certificate.
Before Martin Blackburn (the Employee) signed the Settlement Agreement to which this certificate is annexed, I provided independent advice to them on the terms and effect of the Settlement Agreement with Rackspace Limited (the Employer) and in particular its effect on their ability to pursue their rights before an Employment Tribunal.
I am not employed by and not acting (and have not acted) in relation to this matter for the Employer or any Associated Company.
When I gave the advice referred to above, there was in force a policy of insurance or an indemnity provided for members of a profession covering the Employee in respect of loss arising in consequence of the advice I have given.
I gave advice to the Employee as a relevant independent adviser within the meaning of the Acts and Regulations referred to in Clause 9.

Signed ....................................................    Dated...............................................

Name of Solicitor:	Christopher Jones
Firm:	CJ Jones Solicitors LLP
Address:	9 Mallow Street, London, EC1Y 8RO

Schedule 4 – Equity Acceleration Letter (Separate and Provided)
2 November 2022
Martin Blackburn

Re:    Extension of MEP Option Exercise & Acceleration of RSU Vesting
Dear Martin:
Reference is hereby made to the following:
•Settlement Agreement, dated as of 2 November 2022, by and between you and Rackspace Limited (the “Settlement Agreement”);
•Restricted Stock Unit Award Agreement, dated as of March 16, 2021 (the “March 2021 RSU Agreement”) by and between you and the Company pursuant to which you were granted 45,873 Restricted Stock Units;
•Restricted Stock Unit Award Agreement, dated as of August 19, 2021 (the “August 2021 RSU Agreement”) by and between you and the Company pursuant to which you were granted 149,758 Restricted Stock Units; and
•Restricted Stock Unit Award Agreement, dated as of March 22, 2022 (the “2022 RSU Agreement” together with the March 2021 RSU Agreement and August 2021 RSU Agreement, the “RSU Agreements”) by and between you and the Company pursuant to which you were granted 70,530 Restricted Stock Units.
Terms used but not defined herein have the meanings set forth in the Settlement Agreement, March 2021 RSU Agreement, August 2021 RSU Agreement or 2022 RSU Agreement, as applicable.
“Company” means Rackspace Technology, Inc

It is deemed that your resignation takes effect from the Termination Date.

Subject to the terms and conditions set forth in the Settlement Agreement and your acknowledgment and acceptance of this letter agreement, as evidenced by your signature below, you and the Company hereby agree as follows:
1.Notwithstanding the terms of the March 2021 RSU Agreement, the Company hereby acknowledges and agrees that 15,291 Restricted Stock Units awarded under the March 2021 RSU Agreement will be deemed to vest on your Termination Date.
2.Notwithstanding the terms of the August 2021 RSU Agreement, the Company hereby acknowledges and agrees that 24,960 Restricted Stock Units awarded under the August 2021 RSU Agreement will be deemed to vest on your Termination Date.
3.Notwithstanding the terms of the 2022 RSU Agreement, the Company hereby acknowledges and agrees that 23,510 Restricted Stock Units awarded under the 2022 RSU Agreement will be deemed to vest on your Termination Date.
4.You further acknowledge:
a.You are familiar with Rackspace Technology’s Securities Trading Policy and agree to comply with it. You further acknowledge that if your Termination Date falls within a trading blackout window, you will need to wait until the trading blackout window is lifted after the Company’s next scheduled earnings call to sell any shares of the Company.
b.It is your responsibility to update your account information with E*Trade to reflect your current contact information and to monitor your E*Trade account.

5.Section 19 (Governing Law; Consent to Jurisdiction), 23 (Counterparts), 24 (Entire Agreement), 26 (Enforcement) and 27 (Waiver of Jury Trial) of each of the RSU Agreements shall apply to this letter agreement mutatis mutandis.
Signature Page to Letter Agreement – Martin Blackburn

Rackspace Technology, Inc

By:_________________________________
Name: Holly Windham
Title: EVP, Chief Legal & People Officer

Acknowledged and agreed this ___ day of _____ 2022.

Martin Blackburn

Schedule 5 – Announcement
Martin Blackburn will be leaving the company at the end of the month.  In his almost 3 years at Rackspace Technology, Martin’s leadership has been the driving force in the EMEA region which has set it on its current trajectory and laid the foundation for future success. Martin also has built a strong leadership team, who will be key leaders in our new two business unit model. Over the next few weeks, Martin and I will be working together to smoothly transition responsibilities. I want to thank Martin for his contributions to our customers, our business, and Rackers and wish him all the best in his future endeavours.

EXECUTED as a DEED by MARTIN BLACKBURN At On 03 November 2022 Before the following witness:	/s/ Martin Blackburn ………………………..
Full name: Sophie Blackburn …………………………………………… Address: ………………………………………… ………………………………………… …………………………………………	/s/ Sophie Blackburn …………………………………………….. Witness Signature
EXECUTED as a DEED for and on behalf of RACKSPACE LIMITED At On 03 November 2022 Before the following witness:	/s/ Holly Windham …………………………………………… Director/Authorised Signatory Holly Windham EVP, Chief Legal and People Officer
Full name: Laurie Gerhart …………………………………………… Address: ………………………………………… ………………………………………… …………………………………………	/s/ Laurie Gerhart …………………………………………….. Witness Signature Sr. Executive Assistant